UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☒	Definitive information statement.

CLEARWATER INVESTMENT TRUST

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement no.:
	(3)	Filing party:
	(4)	Date filed:

Clearwater Investment Trust

30 East 7th Street

St. Paul, Minnesota 55101-4930

October 31, 2024

Dear Shareholder,

In a supplement to the prospectus of the Clearwater Select Equity Fund (the “Fund”) dated September 26, 2024, and sent to you shortly thereafter, the Clearwater Investment Trust described the hiring of a new subadviser to the Fund. The hiring of Acadian Asset Management LLC (“Acadian”) was approved by the Clearwater Investment Trust Board of Trustees on September 13, 2024.

We are now providing to you what is commonly referred to as an “Information Statement,” which provides you with additional information regarding Acadian, as well as the factors considered by the Board of Trustees in approving the subadvisory agreement with the firm.

This Information Statement does not require any action by you as a shareholder, but I encourage you to read this material and inform your Client Advisor or Financial Manager at Fiduciary Counselling, Inc. if you have any questions.

Sincerely,

Justin H. Weyerhaeuser

President and Treasurer

Clearwater Investment Trust

Clearwater Investment Trust

Clearwater Select Equity Fund

October 31, 2024

Information Statement Regarding New Investment Subadvisory Agreement with

Acadian Asset Management LLC

This Information Statement is being furnished on behalf of the Board of Trustees (the “Trustees”) of the Clearwater Investment Trust (the “Trust”) to inform shareholders of the Clearwater Select Equity Fund (the “Fund”) as to the hiring of a new subadviser of the Fund. In connection with the hiring of the new subadviser, the Trustees approved a new subadvisory agreement among the Trust, Clearwater Management Co., Inc. (“CMC”), and Acadian Asset Management LLC (“Acadian”) (the “Acadian Agreement”). The hiring of Acadian was approved by the Trustees upon the recommendation of CMC, which serves as investment adviser to the Fund. The hiring of this subadviser by the Trustees was done without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) granted to the Trust and CMC on November 14, 2001 (the “Exemptive Order”).

This Information Statement is being mailed on or about October 31, 2024, to shareholders of record of the Fund as of October 30, 2024. This Information Statement requires NO ACTION from you as a shareholder.

INTRODUCTION

CMC is the investment adviser to the series of the Trust, including the Fund. CMC and the Fund’s Trustees have delegated responsibility for managing the assets in the Fund’s investment portfolio to certain subadvisers. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that shareholders of a mutual fund approve investment advisory or subadvisory agreements to the mutual fund. However, the Exemptive Order permits the Trust and CMC, subject to certain conditions, and subject to approval by the Trustees, to hire unaffiliated subadvisers without shareholder approval. Therefore, CMC and the Trust may hire or replace subadvisers to the Fund that are unaffiliated with the Trust or CMC without shareholder approval. CMC and the Trust may also materially amend subadvisory agreements without obtaining shareholder approval.

Consistent with the Exemptive Order, at a meeting held on September 13, 2024, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust or of CMC, as defined under the 1940 Act (collectively, the “Independent Trustees”), approved the Acadian Agreement. As discussed later in this Information Statement, the Trustees carefully considered the subadvisory arrangement and concluded that the approval of the agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the Exemptive Order, the Trust and CMC are required to furnish the Fund’s shareholders with information about Acadian within ninety days from the date on which it was hired. This Information Statement is intended to provide such information, as well as additional details of the Acadian Agreement.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER

CMC is a privately-owned corporation organized under the laws of the State of Minnesota, and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CMC serves as the Fund’s investment adviser pursuant to the management contract between the Fund and CMC, dated December 3, 1999 and as amended time to time. CMC has been in the investment management business since 1987. CMC’s address is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101. Pursuant to the Exemptive Order, subject to the approval of the Trustees, CMC may select subadvisers to serve as portfolio managers of the funds it manages or materially modify an existing subadvisory agreement without obtaining shareholder approval of a new or amended subadvisory agreement. CMC has ultimate responsibility to oversee and to recommend the hiring, termination and replacement of any subadviser. As a result, CMC selects and supervises subadvisers for the Fund and administers the Fund’s business operations. Under its management contract with the Fund, CMC is also responsible for paying directly all expenses of the Fund other than commissions and other charges related to the purchase and sale of portfolio securities and other assets, taxes, interest and extraordinary expenses, including without limitation litigation expenses. Pursuant to the management contract, the Trust compensates CMC for these services to the Fund by paying CMC an annual advisory fee of 1.35% of the average daily net assets under management. As of the date of this Information Statement, CMC is voluntarily waiving a portion of its annual advisory fee, and is being compensated at the rate of 0.94% of the average daily net assets under management.

William Driscoll is CMC’s Chairman, President and Treasurer and also serves as a director of CMC. Courtland B. Cunningham is CMC’s Vice President and Secretary and also serves as a director of CMC. The other directors of CMC are: Elizabeth D. Hlavka, Samuel B. Carr, Jr., Catherine L. Weyerhaeuser, Frank W. Piasecki, Daniel L. Titcomb, Vivian W. Day, Michael J. Slocum, Richard W. Middleton, and Melissa M. Davis (non-voting). Jason K. Mitchell is Chief Compliance Officer of CMC. The address of each director and officer is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101.

Acadian

Acadian is an investment adviser registered under the Advisers Act. Acadian is a subsidiary of BrightSphere Affiliate Holdings LLC, which is an indirectly wholly-owned subsidiary of U.S.-based BrightSphere Investment Group Inc., a Delaware corporation publicly listed on the NYSE. Acadian’s address is 260 Franklin Street, Boston, Massachusetts 02110.

Acadian was approved by the Trustees to serve as a subadviser to the Fund at a meeting of the Trustees held on September 13, 2024. Acadian is not affiliated with CMC or the Trust. Acadian will perform its duties and provide services subject to the oversight and supervision of CMC.

Acadian does not provide similar advisory services to other registered investment companies.

The names and principal occupations of the directors and principal executive officers of Acadian are listed below. The address of each principal executive officer is 260 Franklin Street, Boston, Massachusetts 02110.

Name	Title

Kelly-Ann L. Young	Chief Executive Officer and Manager

Brendan O. Bradley	Chief Investment Officer and Manager

Charmaine M. Catania	Senior Vice President and Chief Financial Officer

Scott P. Dias	Senior Vice President, Chief Compliance Officer, and General Counsel

Alexandre Voitenok	Manager and Deputy Chief Investment Officer

Theodore W. Noon	Chief Marketing Officer and Manager

Richard J. Hart	Manager

Haixuan M. Huang	Manager

Surender S. Rana	Manager

APPOINTMENT OF ACADIAN AS SUBADVISER TO THE FUND

At the meeting on September 13, 2024, the Trustees approved the appointment of Acadian as subadviser to the Fund. Cooke & Bieler, L.P., Parametric Portfolio Associates LLC, Pzena Investment Management LLC, Rice Hall James & Associates, LLC, and Wasatch Global Investors continue to serve as subadvisers to the Fund. Fiduciary Counselling, Inc. also acts as a subadviser to the Fund, but does not provide day-to-day management.

TERMS OF THE ACADIAN AGREEMENT

The Acadian Agreement was approved by the Trustees on September 13, 2024, as noted above, and has an initial term of two years from the effective date. Thereafter, continuance of the Acadian Agreement shall be subject to the specific approval, at least annually, of a vote of the majority of outstanding voting securities (as that term is defined in the 1940 Act) of the Fund, or by the Trustees, as well as the approval by a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval.

The Acadian Agreement may be terminated by: (i) CMC at any time without penalty, upon 60 days’ written notice to Acadian and the Trust; (ii) the Trust at any time without penalty, upon the vote of a majority of the Trustees or a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to CMC and Acadian; or (iii) by Acadian at any time without penalty, upon 60 days’ written notice to CMC and the Trust. Further, the Acadian Agreement provides for automatic termination in the event of its assignment or if the management contract between the Trust and CMC is assigned or terminates.

Under the Acadian Agreement, Acadian will act as investment subadviser for that portion of the assets of the Fund that CMC determines to allocate to Acadian from time to time. As investment subadviser, Acadian will, among other things, provide a continuous investment program for the allocated assets and determine the composition of the assets, including determination of the purchase, retention or sale of the securities, cash and other investments contained in the portfolio.

Fees payable to Acadian under the Acadian Agreement are calculated and accrued daily based upon the average daily net assets of the Fund under Acadian’s management and are paid quarterly by CMC. Acadian is compensated out of the fees CMC receives from the Fund. CMC pays Acadian a fee equal to 0.75% on the first $50 million, 0.60% on the next $50 million and 0.45% on amounts in excess of $100 million constituting the Fund’s average daily net assets.

If, at any time subsequent to the effective date of the Acadian Agreement, Acadian enters into an agreement with another United States registered investment company subadvisory client, with investment guidelines similar to those for the allocated assets with similar services provided, for a lower fee rate than the rate payable under the Acadian Agreement, and that other client does not have a greater amount of assets under management, Acadian shall notify CMC and offer to manage the allocated assets at the same rates provided to the other client from the effective date of the revised fee schedule. Notwithstanding the foregoing, this provision shall not apply to a more favorable management fee offered to: (a) an investor that has more aggregate assets under management with Acadian than CMC has invested in aggregate with Acadian; (b) any investor that is an affiliate or employee of Acadian.

The Acadian Agreement requires that Acadian assist CMC and the Trust in complying with the Trust’s obligations under Rule 38a-1 of the 1940 Act. As part of this requirement, Acadian is responsible for providing information about Acadian’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act to the Trust’s chief compliance officer, as well as reports on any material changes to, or material deficiencies in, that compliance program. Acadian is further required to notify CMC in the event of certain actions by the Commission (or the commencement of proceedings that are likely to result in such actions), which limit Acadian’s activities, functions or operations, including censuring, suspending or revoking the registration of Acadian as an investment adviser, or when Acadian reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Similarly, CMC is required to notify Acadian in the event of certain actions by the Commission (or the commencement of proceedings that may result in such actions), including censuring CMC or the Trust, placing limitations upon either of their activities, functions or operations, suspending or revoking the registration of CMC as an investment adviser, or when CMC reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Code.

The Acadian Agreement also states that in selecting brokers or dealers and in placing orders for the purchase or sale of portfolio securities, Acadian’s primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Trust. The Acadian Agreement further provides that consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and interpretations of the SEC thereunder, Acadian shall not be deemed to have acted unlawfully or to have breached any duty created by the Acadian Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if Acadian or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Acadian’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion.

The Acadian Agreement states that Acadian shall exercise its best judgment in rendering the services thereunder and, except as may be required by the 1940 Act or the rules thereunder or other applicable law, Acadian, its affiliated persons, and its controlling persons shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Acadian Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Acadian’s duties, or by reckless disregard of Acadian’s obligations and duties under, the Acadian Agreement.

Pursuant to the Acadian Agreement, CMC agrees to indemnify and hold harmless Acadian, its affiliated persons, and its controlling persons against any and all direct losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of CMC’s duties or reckless disregard of its obligations and duties under the Acadian Agreement by CMC or by any of its employees or representatives or any affiliate of or any person acting on behalf of CMC; or (ii) any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of CMC and contained in the registration statement or prospectus covering shares of the Trust or the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to CMC and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to CMC, the Trust or to any affiliated person of CMC by an indemnified person of Acadian. The Acadian Agreement also states that Acadian agrees to indemnify and hold harmless CMC, the Trust, any affiliated person of CMC or the Trust, and each controlling person of CMC or the Trust against any and all direct losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of Acadian’s duties or reckless disregard of its obligations and duties under the Acadian Agreement by Acadian or by any of its employees or representatives or any affiliate of or any person acting on behalf of Acadian; (ii) a failure to comply with a specified provision of the Acadian Agreement relating to the Fund’s qualification as a regulated investment company, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the shares of the Trust or the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to Acadian and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to CMC, the Trust or any affiliated person of CMC or the Trust by Acadian or any affiliated person of Acadian. Pursuant to the Acadian Agreement, neither CMC nor Acadian is responsible for indemnification where the indemnified party’s liability stems from such party’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties, under the Acadian Agreement.

The Acadian Agreement provides that Acadian will pay all expenses incurred by it and its staff for their activities in connection with its portfolio management duties under the Acadian Agreement, and further lists the expenses of the Trust’s operations for which CMC and the Trust are responsible.

The Acadian Agreement provides that the records maintained by Acadian for the Fund are the property of the Trust. Acadian agrees to surrender promptly to the Trust any of such records upon the Trust’s or CMC’s request; provided, however, that Acadian may, at its own expense, make and retain a copy of such records. The Acadian Agreement also requires the subadviser to maintain records in accordance with Rule 31a-1 under the 1940 Act and Rule 204-2 under the Advisers Act for the period specified in Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, respectively.

The Acadian Agreement provides that Acadian will assist the custodian and portfolio accounting agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the registration statement for the Trust, the value of any portfolio securities or other assets of the Trust allocated to Acadian for which the custodian and portfolio accounting agent seek assistance from, or identify for review by, Acadian.

The Acadian Agreement provides that Acadian, or its third-party designee, will, absent contrary instructions received in writing from the Trust, vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with applicable fiduciary obligations.

CMC’S RECOMMENDATION AND THE TRUSTEES’ DECISION REGARDING ACADIAN

CMC recommended to the Trustees that they approve the Acadian Agreement with respect to the Fund. CMC made the recommendation based upon, among other factors: the qualifications and performance of Acadian’s investment team, Acadian’s investment process and the belief that its investment strategies will complement the strategies of the Fund’s other subadvisers.

During a meeting on September 13, 2024, the Trustees met with representatives of Acadian and received a presentation discussing Acadian’s organizational structure, investment philosophy and process, and strategy. In advance of the September 13, 2024, meeting, the Trustees received written information that included: information as to the proposed allocation of assets among the Fund’s subadvisers; a summary of information about Acadian, including its investment overview, process, philosophy, past performance and proposed subadvisory fees; and a report from the Trust’s Chief Compliance Officer as to his review of Acadian’s compliance program.

In connection with the Trustees’ consideration of the Acadian Agreement, counsel to the Fund and Trustees reviewed with the Trustees the various factors relevant to their consideration of the Acadian Agreement and the Trustees’ responsibilities related to their review. The Trustees reviewed and analyzed a number of factors that the Trustees deemed relevant with respect to the Acadian Agreement. No single factor determined whether or not the agreement would be approved but rather the totality of factors considered was determinative.

Nature, Extent, and Quality of Services Provided: The Trustees considered the specific investment processes Acadian would use in managing its allocation of the Fund’s assets. The Trustees looked at the qualifications of Acadian’s investment team who would be responsible for managing its allocation of the Fund’s assets. The Trustees concluded that the nature, extent, and quality of the subadvisory services expected to be provided by Acadian’s were appropriate for the Fund.

Investment Performance: The Trustees reviewed simulated results of Acadian’s strategy as applied to the small cap growth space as well as performance for Acadian strategies in other asset classes. The Trustees concluded that this data supported the decision to approve the Acadian Agreement.

Subadvisory Fee: The Trustees evaluated the proposed subadvisory fee schedule, which was negotiated at arm’s length by CMC. The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Acadian. The Trustees concluded that the proposed subadvisory fee schedule was reasonable given the nature, extent and quality of the subadvisory services to be performed by Acadian.

Benefits to the Subadviser: The Trustees considered the ancillary benefits that could accrue to Acadian due to its relationship with the Fund and noted that the relationship would be limited to the provision of subadvisory services. The Trustees concluded that no significant ancillary benefits would result from the Acadian Agreement.

Profitability: The Trustees considered that Acadian is an independent firm and that the subadvisory fee to be charged is the result of arm’s length bargaining between Acadian and CMC.

Economies of Scale: The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Acadian and that the Trustees consider on an annual basis whether economies of scale might be realized by CMC as the Fund’s assets grow and whether there also might be benefits from such growth for the Fund’s shareholders.

Other Considerations: The Trustees considered CMC’s judgment and recommendation that adding Acadian as a subadviser would add value to the Fund’s shareholders and would be complementary to the Fund’s other subadvisers.

Conclusion: After full consideration of the factors described above along with other information, with no single factor identified as being of paramount importance, the Trustees, including all of the Independent Trustees, concluded that the approval of the Acadian Agreement was in the best interests of the Fund and its shareholders and approved the Acadian Agreement, with the proposed fee to be paid by CMC out of its management fee.

GENERAL INFORMATION

Fund Custodian and Accounting Services Agent: The Fund’s Custodian and Accounting Services Agent is The Northern Trust Company, which is located at 50 South LaSalle Street, Chicago, Illinois 60603. The Trust, on behalf of the Fund, entered into a Custody Agreement and a Fund Administration and Accounting Services Agreement, each dated as of December 3, 2010 and amended April 30, 2012, pursuant to which The Northern Trust Company provides various services for the Fund, including custody, accounting, maintenance of certain Fund records, and calculation of the Fund’s net asset value.

Principal Underwriting Arrangements: The Fund does not have a Principal Underwriter.

Affiliated Brokerage Transactions: For the fiscal year ended December 31, 2023, the Fund did not pay any commission to any affiliated brokers.

Record or Beneficial Ownership: As of September 30, 2024, the Fund had 22,966,882.039 total shares outstanding and no persons or entities owned 5% or more of the outstanding shares of the Fund.

As of September 30, 2024, the dollar range of equity securities owned beneficially by the Trustees of the Trust in the Fund was as follows:

Name	Dollar Range of Equity Securities in the Fund
Dylan Ambauen 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Sara G. Dent 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Julia L.W. Heidmann 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Charles W. Rasmussen 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Laura E. Rasmussen 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Lindsay R. Schack 30 E. 7th Street St. Paul, MN 55101	$10,001 - $50,000
David M. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Justin H. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	Over $100,000

For purposes of the information above, ownership reflects the combined value of (i) shares a Trustee holds directly and (ii) shares held by a trust of which the Trustee is a beneficiary (reported on a pro rata basis where the trust has multiple beneficiaries).

HOUSEHOLDING

Only one copy of this Information Statement may be sent to households, even if more than one person in a household is a Fund shareholder of record, unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would prefer to receive just one copy for the household, contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Trust’s most recent semi-annual report dated June 30, 2024, and may be obtained at https://connect.rightprospectus.com/Clearwater or by contacting the Trust toll-free at (855) 684-9144 or writing the Trust at P.O. Box 4766, Chicago, IL 60680-4766. Shareholders may also obtain a copy of the Trust’s most recent annual report dated December 31, 2023, without charge, by contacting the Trust at such phone number or address.